Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. APPOINTS MICHAEL A. HAMMELL AS GENERAL COUNSEL AND ERIK B. CARLSON AS CHIEF ADMINISTRATIVE OFFICER

August 6, 2012	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) and TransMontaigne Inc. are pleased to announce that on August 2, 2012, Michael A. Hammell was appointed to serve as the Executive Vice President, General Counsel and Secretary of TransMontaigne GP L.L.C., the general partner (“General Partner”) of TransMontaigne Partners L.P. (the “Partnership”), and its subsidiaries and affiliates, including TransMontaigne Inc. (collectively, the TransMontaigne entities”), effective October 1, 2012.

Mr. Hammell has served as the Senior Vice President, Assistant General Counsel and Secretary of each of the TransMontaigne entities since July 2011; as Vice President, Assistant General Counsel and Secretary from January 2011 to July 2011; as Vice President, Assistant General Counsel and Assistant Secretary from November 2007 until January 2011 and as Assistant General Counsel from April 2007 to November 2007.    Prior to joining TransMontaigne, Mr. Hammell spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells).   Mr. Hammell received a B.S. in Business Administration from the University of Colorado at Boulder and a J.D. from Northwestern University School of Law.   He is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is also a member of the American Association of Corporate Counsel.

Also on August 2, 2012, Mr. Erik B. Carlson was appointed to serve as Chief Administrative Officer, Executive Vice President and Assistant Secretary of the TransMontaigne entities, effective October 1, 2012.    Prior to October 1, 2012, Mr. Carlson will continue to serve the TransMontaigne entities in his current role as Executive Vice President, General Counsel and Assistant Secretary in order to assist in the orderly transition of the General Counsel duties to Mr. Hammell.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

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